Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Dawson Geophysical Company:

(1)         Registration Statement on Form S-8 (File No. 333-142221),

(2)         Registration Statement on Form S-8 (File No. 333-201923), and

(3)         Post-Effective Amendment on Form S-8 to the Registration Statement on Form S-4 (File No. 333-199922);

of our reports dated December 15, 2014, with respect to the consolidated financial statements of Dawson Operating Company (formerly known as Dawson Geophysical Company) and the effectiveness of internal control over financial reporting of Dawson Operating Company for the year ended September 30, 2014, filed with the Securities and Exchange Commission in this Current Report on Form 8-K/A of Dawson Geophysical Company.

/s/ Ernst & Young LLP

Dallas, Texas
April 30, 2015